UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 9, 2008

INTERSTATE BAKERIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11165	43-1470322
(Commission File Number)	(IRS Employer Identification No.)

12 East Armour Boulevard
Kansas City, Missouri	64111
(Address of Principal Executive Offices)	(Zip Code)

(816) 502-4000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry Into a Material Definitive Agreement.

On May 9, 2008, Interstate Bakeries Corporation (the “Company”) entered into the Second Amended and Restated Revolving Credit Agreement (the “DIP Agreement”), among the Company, each of the wholly-owned direct and indirect subsidiaries of the Company (collectively, the “Borrowers”), JPMorgan Chase Bank, N.A. (“JPMCB”) and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party thereto (together with JPMCB, the “Lenders”), J.P. Morgan Securities Inc., as lead arranger and book runner, and JPMCB, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. The DIP Agreement replaces the Company’s former DIP credit agreement which was set to expire on June 2, 2008.

The DIP Agreement was amended and restated in order to, among other things, (i) increase the amount available for borrowing from $200 million to approximately $249.7 million; (ii) extend the maturity date of the DIP Agreement to September 30, 2008; (iii) change the borrowing base formula and change or extend certain covenants set forth in the former DIP credit agreement; and (iv) require the Borrowers to deliver to the Administrative Agent by June 30, 2008 a schedule of proposed Section 363 asset sales which the Borrowers reasonably expect will generate proceeds sufficient to reduce the outstanding commitments under the DIP Agreement to zero prior to the maturity date of the DIP Agreement; provided, however, that such schedule is not required if, on or before June 30, 2008, (w) the Borrowers have filed a plan of reorganization that (A) provides for the refinancing of the DIP Agreement in full and (B) has received the publicly announced support of the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union and the International Brotherhood of Teamsters; (x) the Borrowers have obtained firm commitments for funding of all exit financing necessary for confirmation and consummation of the plan of reorganization; (y) such plan of reorganization shall have become effective and be consummated; and (z) the obligations under the DIP Agreement shall have been indefeasibly paid in full.

The interest rate on borrowings under the DIP Agreement are, at the Company’s election, (i) the alternate base rate plus 2.00% or LIBOR plus 3.00% with respect to approximately $89.7 million in Tranche A loan commitments and (ii) the alternate base rate plus 3.50% or LIBOR plus 4.50% with respect to $160 million in Tranche B loan commitments, as set forth in the DIP Agreement.

The foregoing description of the DIP Agreement is not intended to be complete and is qualified in its entirety by reference to the DIP Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an ObligationUnder An Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01         Other Events.

On May 9, 2008, the Company issued a press release announcing entry into the DIP Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

10.1
Second Amended and Restated Revolving Credit Agreement, dated as of May 9, 2008 (the “DIP Agreement”), by and among Interstate Bakeries Corporation, a Delaware corporation (“Parent Borrower”), a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, each of the wholly-owned direct and indirect subsidiaries of the Parent Borrower party to the DIP Agreement, each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, JPMorgan Chase Bank, N.A., a national banking association (“JPMCB”), and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party to the DIP Agreement (together with JPMCB, the “Lenders”), J.P. Morgan Securities Inc., as lead arranger and book runner, and JPMCB as administrative agent and collateral agent for the Lenders.

99.1	Interstate Bakeries press release dated May 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2008	INTERSTATE BAKERIES
CORPORATION

	By:	/s/ J. Randall Vance
J. Randall Vance
Senior Vice President, Chief
Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Second Amended and Restated Revolving Credit Agreement, dated as of May 9, 2008 (the “DIP Agreement”), by and among Interstate Bakeries Corporation, a Delaware corporation (“Parent Borrower”), a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, each of the wholly-owned direct and indirect subsidiaries of the Parent Borrower party to the DIP Agreement, each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, JPMorgan Chase Bank, N.A., a national banking association (“JPMCB”), and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party to the DIP Agreement (together with JPMCB, the “Lenders”), J.P. Morgan Securities Inc., as lead arranger and book runner, and JPMCB as administrative agent and collateral agent for the Lenders.

99.1	Interstate Bakeries press release dated May 9, 2008